Exhibit 99.1

TPT Global Tech's (OTCQB:TPTW) Subsidiary TPT MedTech Set to Launch Its First Mobile "QuikLAB" Testing, Monitoring, Vaccination APP and Its "QuikPASS" Check and Verify Platform at Wal-Mart Parking Lot Location in San Diego California

"TPTW, one more milestone to help in the fight against Covid 19"

SAN DIEGO, CA / ACCESSWIRE / January 12, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCBB:TPTW) announced today that its subsidiary TPT MedTech www.tptmedtech.com has finalized details to launch its "QuikLAB" and "QuikPASS" operations at a Wal-Mart parking lot location in Oceanside California, San Diego County. The company will offer PCR, Molecular and Antigen testing in its testing facilities in San Diego. The company has pre-selected 5 additional locations it expects to expand into throughout the months of January and February.

TPT MedTech developed its "QuikPass" Check and Verify and Vaccination monitoring platform for Corporations, Government Organizations, Schools, Airlines, Hospitals, Sports Venues, Restaurants, Hotels and Nightclubs to check and verify that an individual has been tested for Covid 19 or Vaccinated providing proof individuals are virus free and able to gain access to venues with the idea that everyone inside that venue had tested negative for Covid 19. The "QuikPass" "Check and Verify" platform works with third party testing labs and organizations that participate on the "QuikPass" Network and will be offered FREE to US domestic and

"As a San Diego based Technology company, we are excited to finally be in a position to offer Covid 19 Testing to our local community and help in the fight against this pandemic." said Stephen Thomas, CEO.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech Inc.